Investor Contact: Kelley Hall (503) 532-3793	Media Contact: Kellie Leonard (503) 671-6171

NIKE, INC. REPORTS FISCAL 2011 SECOND QUARTER RESULTS

•	Revenue $4.8 billion; up 10 percent versus prior year or up 11 percent excluding currency changes
•	Diluted earnings per share up 24 percent from prior year to $0.94
•	NIKE Brand futures orders up 11 percent
•	Inventories up 8 percent versus prior year

BEAVERTON, Ore., Dec. 21, 2010 – NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2011 second quarter ended November 30, 2010. Earnings per share for the quarter were up 24 percent on 10 percent higher net revenue as NIKE, Inc. brands continued to experience strong sales in the marketplace and benefit from clean inventory positions while better leveraging SG&A expenses.

“We had a great second quarter. Almost every brand, category and geography delivered growth,” said Mark Parker, President and CEO of NIKE, Inc. “We continue to outperform the market thanks to our innovative product, compelling brands and strong marketplace management. That’s good for athletes and consumers, good for our industry, and it’s good for our shareholders. Going forward, we’re in the enviable position of having far more opportunities than challenges. I’m confident our strategies can continue to deliver sustainable, profitable growth.”*

Futures Orders

As of the end of the quarter futures orders for NIKE Brand athletic footwear and apparel, scheduled for delivery from December 2010 through April 2011, totaled $7.7 billion, 11 percent higher than orders reported for the same period last year with minimal impact from changes in foreign currency exchange rates compared to the prior year.*

By geography, futures orders were as follows:

Geography	Reported Futures Orders	Excluding Currency Changes
North America	+16%	+16%
Western Europe	0%	+3%
Central and Eastern Europe	+9%	+11%
Greater China	+18%	+14%
Japan	-2%	-5%
Emerging Markets	+15%	+15%
Total NIKE Brand Futures Orders	+11%	+11%

Second Quarter Income Statement Review

•
Revenues increased 10 percent to $4.8 billion. Excluding the impacts of changes in foreign currency, NIKE, Inc. revenue increased 11 percent. Revenues for the NIKE Brand were up 9 percent, or up 10 percent on a currency neutral basis, driven by growth in all seven NIKE Brand key categories except Sportswear, which was down slightly compared to the prior year, and every geography except Japan. Our Other Businesses revenues increased 13 percent, with a minimal impact from changes in foreign currency exchange rates, as Cole Haan, Converse, Hurley, NIKE Golf and Umbro all experienced growth during the quarter.

•
Gross margins improved 80 basis points to 45.3 percent. The improvement was due to a higher mix of full-price sales and fewer and more profitable close-out sales resulting from strong demand for our products and cleaner inventory positions, as well as improved profitability from our Direct to Consumer operations. These factors more than offset margin pressure from higher total freight costs, including additional airfreight costs incurred to meet strong demand for NIKE Brand products.

•
Selling and administrative expenses were up 9 percent to $1.6 billion mainly due to operating overhead, which increased 14 percent to $1.0 billion. This increase was a result of additional investments made in both our wholesale and Direct to Consumer businesses, higher performance based compensation expense and meeting and travel expense increases given comparisons to reduced levels last year. Demand Creation spending was inline with the same period last year at $574 million.

•
Other income was $28 million, comprised largely of non-recurring items and net conversion gains primarily on currency hedges. For the quarter, we estimate the year over year change in foreign currency related gains included in other income, net combined with the impact of changes in foreign currency exchange rates on the translation of foreign currency-denominated profits had an insignificant impact on pretax income.

•
The effective tax rate was 25.0 percent compared to 23.6 percent for the same period last year. The effective tax rate was higher due to a larger percentage of pretax income coming from operations in the United States, which has a higher effective tax rate than operations abroad.

•
Net income increased 22 percent to $457 million and diluted earnings per share increased 24 percent to $0.94, reflecting higher net income and an approximate 1 percent decline in the number of diluted weighted average common shares outstanding.

November 30, 2010 Balance Sheet Review

•	Inventories for NIKE, Inc. were $2.3 billion, up 8 percent from November 30, 2009.
•	Cash and short-term investments at period-end were $4.8 billion, 19 percent higher than last year mainly as a result of higher net income.

Share Repurchases

During the second quarter, the Company repurchased a total of 3.5 million shares for approximately $280 million as part of the Company’s four-year, $5 billion share repurchase program, approved by the Board of Directors in September 2008. As of the end of the second quarter the Company has purchased a total of 17.4 million shares for approximately $1.3 billion under this program.

Conference Call

NIKE management will host a conference call beginning at approximately 2:00 p.m. PT on December 21, 2010, to review second quarter results. The conference call will be broadcast live over the Internet and can be accessed at www.nikebiz.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, December 28, 2010.

About NIKE, Inc.

NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE subsidiaries include Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Umbro Ltd., a leading United Kingdom-based global football (soccer) brand. For more information, NIKE’s earnings releases and other financial information are available on the Internet at www.nikebiz.com/investors.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Nike with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

(Additional Tables Follow)

NIKE, Inc.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED NOVEMBER 30, 2010
(In millions, except per share data)

	QUARTER ENDED			YEAR TO DATE ENDED
INCOME STATEMENT	11/30/2010	11/30/2009	% Chg	11/30/2010	11/30/2009	% Chg
Revenues	$4,842	$4,405	10%	$10,017	$9,204	9%
Cost of sales	2,649	2,445	8%	5,390	5,028	7%
Gross margin	2,193	1,960	12%	4,627	4,176	11%
	45.3%	44.5%		46.2%	45.4%

Demand creation expense	574	573	0%	1,253	1,127	11%
Operating overhead expense	1,037	906	14%	2,031	1,898	7%
Total selling and administrative expense	1,611	1,479	9%	3,284	3,025	9%
	33.3%	33.6%		32.8%	32.9%

Other (income), net	(28)	(12)	133%	(21)	(24)	-13%
Interest expense, net	1	2	-50%	-	3	-100%

Income before income taxes	609	491	24%	1,364	1,172	16%

Income taxes	152	116	31%	348	284	23%
	25.0%	23.6%		25.5%	24.2%

Net income	$457	$375	22%	$1,016	$888	14%

Diluted EPS	$0.94	$0.76	24%	$2.08	$1.80	16%

Basic EPS	$0.96	$0.77	25%	$2.12	$1.83	16%

Weighted Average Common Shares Outstanding:
Diluted	487.6	494.5		488.4	493.5
Basic	477.9	487.2		478.8	486.5
Dividends declared	$0.31	$0.27		$0.58	$0.52

NIKE, Inc.

BALANCE SHEET	11/30/2010	11/30/2009	% Change
	(In millions)
ASSETS
Current assets:
Cash and equivalents	$1,768	$2,035	-13%
Short-term investments	3,021	1,975	53%
Accounts receivable, net	2,792	2,717	3%
Inventories	2,348	2,176	8%
Deferred income taxes	267	220	21%
Prepaid expenses and other current assets	720	643	12%

Total current assets	10,916	9,766	12%

Property, plant and equipment	4,641	4,503	3%
Less accumulated depreciation	2,638	2,479	6%
Property, plant and equipment, net	2,003	2,024	-1%

Identifiable intangible assets, net	469	473	-1%
Goodwill	192	196	-2%
Deferred income taxes and other assets	884	899	-2%

Total assets	$14,464	$13,358	8%

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$132	8	-
Notes payable	128	103	24%
Accounts payable	1,225	1,008	22%
Accrued liabilities	1,685	1,598	5%
Income taxes payable	78	81	-4%

Total current liabilities	3,248	2,798	16%

Long-term debt	338	460	-27%
Deferred income taxes and other liabilities	929	876	6%
Redeemable preferred stock	-	-	-
Shareholders' equity	9,949	9,224	8%

Total liabilities and shareholders' equity	$14,464	$13,358	8%

NIKE, Inc.
DIVISIONAL REVENUES1	QUARTER ENDED 11/30/2010 11/30/2009		% Change	% Change Excluding Currency Changes 2	YEAR TO DATE ENDED 11/30/2010 11/30/2009		% Change	% Change Excluding Currency Changes 2
	(In millions)
North America
Footwear	$1,083	$981	10%	10%	$2,372	$2,200	8%	8%
Apparel	538	441	22%	22%	1,053	885	19%	19%
Equipment	80	75	7%	4%	179	172	4%	3%
Total	1,701	1,497	14%	13%	3,604	3,257	11%	10%

Western Europe
Footwear	499	515	-3%	6%	1,126	1,150	-2%	8%
Apparel	297	323	-8%	0%	661	716	-8%	2%
Equipment	47	64	-27%	-20%	112	141	-21%	-12%
Total	843	902	-7%	2%	1,899	2,007	-5%	4%

Central and Eastern Europe
Footwear	120	108	11%	17%	266	247	8%	14%
Apparel	88	85	4%	8%	180	174	3%	9%
Equipment	15	15	0%	0%	40	42	-5%	-5%
Total	223	208	7%	12%	486	463	5%	10%

Greater China
Footwear	264	210	26%	24%	510	428	19%	18%
Apparel	191	170	12%	11%	373	338	10%	9%
Equipment	27	23	17%	13%	59	53	11%	11%
Total	482	403	20%	18%	942	819	15%	14%

Japan
Footwear	93	103	-10%	-17%	179	201	-11%	-17%
Apparel	85	98	-13%	-20%	145	165	-12%	-19%
Equipment	14	21	-33%	-38%	31	42	-26%	-31%
Total	192	222	-14%	-21%	355	408	-13%	-19%

Emerging Markets
Footwear	521	405	29%	23%	925	704	31%	26%
Apparel	183	158	16%	11%	332	274	21%	15%
Equipment	51	44	16%	9%	89	82	9%	2%
Total	755	607	24%	19%	1,346	1,060	27%	21%

Global Brand Divisions3	27	25	8%	24%	59	56	5%	14%

Total NIKE Brand	4,223	3,864	9%	10%	8,691	8,070	8%	9%

Other Businesses4	631	556	13%	13%	1,324	1,160	14%	14%
Corporate5	(12)	(15)	20%	27%	2	(26)	-	-

Total NIKE, Inc. Revenues	$4,842	$4,405	10%	11%	$10,017	$9,204	9%	10%

Total NIKE Brand
Footwear	$2,580	$2,322	11%	12%	$5,378	$4,930	9%	10%
Apparel	1,382	1,275	8%	9%	2,744	2,552	8%	9%
Equipment	234	242	-3%	-5%	510	532	-4%	-4%
Global Brand Divisions3	27	25	8%	24%	59	56	5%	14%

1 Certain prior year amounts have been reclassified to conform to fiscal year 2011 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
2 Fiscal 2011 results have been restated using fiscal 2010 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment.
4 Other businesses represent activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.
5 Corporate revenues primarily consist of foreign currency revenue-related hedge gains and losses generated by entities within the NIKE Brand geographic operating segments through our centrally managed foreign exchange risk management program and foreign currency gains and losses resulting from the difference between actual foreign currency rates and standard rates assigned to these entities, which are used to record any non-functional currency revenues into the entity's functional currency.

NIKE, Inc.
	QUARTER ENDED		%	YEAR TO DATE ENDED		%
EARNINGS BEFORE INTEREST AND TAXES1,2	11/30/2010	11/30/2009	Chg	11/30/2010	11/30/2009	Chg
	(In millions)

North America	$359	$290	24%	$805	$701	15%
Western Europe	141	175	-19%	420	464	-9%
Central and Eastern Europe	44	49	-10%	107	126	-15%
Greater China	174	125	39%	338	274	23%
Japan	36	45	-20%	63	80	-21%
Emerging Markets	194	171	13%	318	277	15%
Global Brand Divisions3	(227)	(175)	-30%	(477)	(356)	-34%

Total NIKE Brand	721	680	6%	1,574	1,566	1%

Other Businesses4	59	35	69%	168	122	38%
Corporate5	(170)	(222)	23%	(378)	(513)	26%

Total earnings before interest and taxes1,2	$610	$493	24%	$1,364	$1,175	16%

1 The Company evaluates performance of individual operating segments based on earnings before interest and  taxes (also commonly referred to as “EBIT”), which represents net income before interest expense, net and income taxes.

2 Certain prior year amounts have been reclassified to conform to fiscal year 2011 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.

3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment and general and administrative expenses that are centrally managed for the NIKE Brand.

4 Other businesses represent activities of Cole Haan, Converse, Hurley, NIKE Golf and Umbro.
5 Corporate consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company’s corporate headquarters, unallocated insurance and benefit programs, certain foreign currency gains and losses, including certain hedge gains and losses, corporate eliminations and other items.